November 23, 2005
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549
We have been furnished with a copy of the information under “Change of Auditors” included in “Material Changes” in the Registration Statement on Form S-3 of Clearant Inc. (the predecessor company) as filed with the Securities and Exchange Commission on November 23, 2005 covering our dismissal as the auditors of Clearant, Inc. We agree with the statements made under “Change of Auditors” included in “Material Changes” insofar as they relate to our Firm.
Very truly yours,
/s/ BDO Seidman, LLP